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Exhibit 11 - Computation of Earnings Per Share
TIB Financial Corp.


                     (In Thousands, Except Per Share Data)

                                                                    March 31,
                                                                 1997     1996
                                                                -------  -------
PRIMARY
Net Income used for primary share amounts                           786      744
                                                                 ------   ------
Weighted average of common shares outstanding                     4,336    4,266

Add Common stock equivalents determined using the "Treasury
Stock" method representing shares issuable upon exercise of
director and employee stock options using annual average
market price                                                        184      202
                                                                 ------   ------
Weighted average number of shares used in calculation of
primary earnings per share                                        4,520    4,468
                                                                 ------   ------

PRIMARY EARNINGS PER SHARE                                       $ 0.17   $ 0.17
                                                                 ------   ------